                                                                     EXHIBIT 2.1














                 -----------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                      among

                            SAMARITAN HEALTH SYSTEM,

                             PHC-LAKE HAVASU, INC.,

                                       and

                           PROVINCE HEALTHCARE COMPANY

                 -----------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
1.       SALE OF ASSETS AND CERTAIN RELATED MATTERS...............................................................1
         1.1.     Sale of Assets..................................................................................1
         1.2      Excluded Assets.................................................................................2
         1.3      Assets Free and Clear; Assignment and Undertaking...............................................3
         1.4      Purchase Price..................................................................................4
         1.5      Adjustments to Purchase Price...................................................................4
         1.6      Proration.......................................................................................5
         1.7      Transition Services and Patients................................................................6


2.       CLOSING  ................................................................................................7
         2.1      Closing.........................................................................................7
         2.2      Action of Seller at Closing.....................................................................7
         2.3      Action of Buyer at Closing......................................................................8


3.       REPRESENTATIONS AND WARRANTIES OF SELLER.................................................................9
         3.1      Corporate Capacity..............................................................................9
         3.2      Corporate Powers; Absence of Conflicts With Other Agreements, etc...............................9
         3.3      Financial Statements; Accounts Receivable......................................................10
         3.4      Licenses.......................................................................................10
         3.5      Certain Contracts..............................................................................11
         3.6      Certain Leases.................................................................................11
         3.7      Title to Properties and Related Matters........................................................12
         3.8      Employee Benefit Plans.........................................................................13
         3.9      Litigation or Proceedings......................................................................15
         3.10     Insurance......................................................................................16
         3.11     Post-Balance Sheet Results.....................................................................16
         3.12     Seller's Employees.............................................................................16
         3.13     Labor Matters..................................................................................17
         3.14     Certain Representations With Respect to the Business...........................................17
         3.15     Reimbursement Matters..........................................................................18
         3.16     Hill-Burton Funds..............................................................................19
         3.17     Taxes..........................................................................................19
         3.18     Equipment......................................................................................19
         3.19     Environmental..................................................................................19
         3.20     Absence of Undisclosed Liabilities.............................................................21
         3.21     No Misleading Statements.......................................................................21

4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVINCE....................................................22
         4.1      Buyer and Province Capacity....................................................................22
         4.2      Corporate Authorization/Contract Binding.......................................................22

5.       COVENANTS OF SELLER PRIOR TO CLOSING....................................................................22
         5.1      Information....................................................................................22
         5.2      Operations.....................................................................................23
         5.3      Certain Changes................................................................................24
         5.4      Casualty.......................................................................................24
         5.5      Title Matters/Survey...........................................................................25
         5.6      Best Efforts to Close..........................................................................25
         5.7      Final Cost Report..............................................................................25
         5.8      Consents.......................................................................................25
         5.9      Insurance Ratings..............................................................................25
         5.10     Notice; Efforts to Remedy......................................................................26
         5.11     Supplements to Schedules.......................................................................26
         5.12     Interim Operating Reporting....................................................................26
         5.13     Tail Insurance.................................................................................27
         5.14     Replacement Contracts..........................................................................27


6.       INDEMNIFICATION.........................................................................................27
         6.1      Indemnity by Buyer and Province................................................................27
         6.2      Indemnity by Seller............................................................................29
         6.3      Survival Claims Period.........................................................................30
         6.4      Amount Precedent to Any Indemnification Claim..................................................31


7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............................................................31
         7.1      Representations/Warranties.....................................................................31
         7.2      Opinion of Seller's Counsel....................................................................31
         7.3      Pre-Closing Confirmations......................................................................32
         7.4      Action/Proceeding..............................................................................32
         7.5      Schedules......................................................................................32
         7.6      Consents; Licenses.............................................................................32
         7.7      Proceedings and Documents Satisfactory.........................................................32
         7.8      Warranty Deed; Title Insurance Policy..........................................................33
         7.9      Delivery of Certain Documents..................................................................33
         7.10     Environmental Survey...........................................................................33
         7.11     Adverse Changes................................................................................33
         7.12     Certificate of Non-Foreign Status..............................................................33


8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...........................................................33
         8.1      Representations/Warranties.....................................................................33
         8.2      Opinion of Buyer's Counsel.....................................................................34
         8.3      Action; Proceeding.............................................................................34

         8.4      Proceedings and Documents Satisfactory.........................................................34
         8.5      Delivery of Certain Documents..................................................................35


9.       PARTICULAR COVENANTS OF BUYER AND SELLER................................................................35
         9.1      Best Efforts to Close..........................................................................35
         9.2      Employees......................................................................................35
         9.3      Use of Tradenames..............................................................................36


9.4      Executive Retention Agreements..........................................................................36


10.      TERMINATION.............................................................................................36
         10.1     Optional Termination...........................................................................36
         10.2     Notice of Abandonment..........................................................................37
         10.3     Effect of Termination..........................................................................37


11.      GENERAL  37

         11.1     Exhibits, Schedules and Other Instruments......................................................37
         11.2     Pre-Closing Access.............................................................................37
         11.3     Terminating Cost Report........................................................................37
         11.4     Additional Assurances..........................................................................37
         11.5     Consents, Approvals and Discretion.............................................................38
         11.6     Choice of Law..................................................................................38
         11.7     Benefit/Assignment.............................................................................38
         11.8     Brokerage......................................................................................38
         11.9     Cost of Transaction............................................................................38
         11.10    Non-Competition................................................................................38
         11.11    Confidentiality................................................................................39
         11.12    Waiver.........................................................................................40
         11.13    Tax Allocation.................................................................................40
         11.14    Interpretation.................................................................................40
         11.15    Notice.........................................................................................40
         11.16    Severability...................................................................................41
         11.17    Gender and Number..............................................................................41
         11.18    Divisions and Headings.........................................................................41
         11.19    Consented Assignment...........................................................................42
         11.20    Survival.......................................................................................42
         11.21    Board of Trustees..............................................................................42
         11.22    Misdirected Payments, etc......................................................................42
         11.23    Entire Agreement/Amendment.....................................................................43
         11.24    Counterparts...................................................................................43
         11.25    Risk of Loss...................................................................................43
         11.26    Press Releases.................................................................................43
         11.27    Future Relationships...........................................................................43

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 29, 1998, between SAMARITAN HEALTH SYSTEM, an Arizona not-for-profit corporation ("Seller"), and PHC-LAKE HAVASU, INC., an Arizona corporation ("Buyer), and a wholly-owned subsidiary of PROVINCE HEALTHCARE COMPANY, a Delaware corporation ("Province").

                                   WITNESSETH:

         This Agreement provides for the sale by Seller to Buyer of substantially all of the assets, real and personal, tangible and intangible, constituting Havasu Samaritan Regional Hospital, Lake Havasu City, Arizona, a 119-bed general acute care hospital (the "Hospital").

         NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

         1.       SALE OF ASSETS AND CERTAIN RELATED MATTERS.

         1.1. Sale of Assets. At the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase from Seller, the following assets and properties:

                  (a) all real property owned by Seller used in connection with the operation of the business of the Hospital (the "Business"), as more specifically described in Schedule 1.1(a), together with all buildings, improvements and fixtures located thereupon and all construction in progress (collectively, the "Real Property"), such Schedule to include a metes and bounds description for each such parcel of Real Property owned by Seller;

                  (b) all tangible personal property (excluding cash) (i) owned by Seller and located on or about the Real Property or used primarily in connection with the Business, including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, spare parts, and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (collectively, the "Personal Property"), substantially all of which Personal Property is described in Schedule 1.1(b); or
(ii) leased by Seller pursuant to the lease agreements listed on Schedule 1.1(b)(a);

                  (c) all rights, to the extent assignable or transferable, to all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits issued in connection with the Business

(collectively, the "Licenses"), including, without limitation, the Licenses described in Schedule 1.1(c);

                  (d) all of Seller's interest, to the extent assignable or transferable by it, in and to those real property (the "Leased Real Property") and personal property leases relating to the Business described in Schedule 1.1(d) (collectively, the "Assumed Leases");

                  (e) all of Seller's interest, to the extent assignable or transferable by it, in and to those contracts and agreements relating to the Business set forth in Schedule 1.1(e) (collectively, the "Assumed Contracts");

                  (f) any deposits, other current assets, other assets, escrows, prepaid taxes or other advance payments relating to any expenses of the Business (collectively, the "Prepaid Expenses");

                  (g) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Closing Date (as hereinafter defined) and located at the Hospital or purchased by Seller for use in connection with the Business (collectively, the "Operating Inventory");

                  (h) all documents, records, operating manuals and files, and computer software owned by Seller or its affiliates, located at the Hospital or used solely in connection with the Business, including, without limitation, all patient records, medical records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries, but excluding Seller's corporate record books, minute books and tax records;

                  (i) except as expressly excluded below, all other property owned by Seller, whether tangible or intangible, located at the Hospital or used primarily in connection with the Business whether or not reflected on the balance sheet of Seller or Hospital (including, without limitation, any claims, other than those presently being pursued by Seller, against third parties by the Seller relating solely to the Assets (as hereinafter defined) whether known or unknown, contingent or otherwise).

         The foregoing, which (except for the Excluded Assets, as defined in Section 1.2) are hereafter referred to collectively as the "Assets", comprise substantially all of the property and assets used in the conduct and operation of the Business as of the date of this Agreement, including without limitation, those assets reflected on the balance sheet of the Hospital dated as of December 31, 1997 (the "December 31, 1997 Balance Sheet"), and all assets acquired by Seller for use in connection with the Business between December 31, 1997 and the Closing Date.

         1.2 Excluded Assets. The following items which are related to the Business are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (i) restricted and unrestricted cash and cash equivalents, including any Board designated funds; (ii) all notes and accounts receivable of the

Business existing at the Closing Date, including, without limitation, Medicare, MediCal, AHCCCS (as hereinafter defined) and CHAMPUS (collectively, "Governmental Reimbursement Programs") receivables net of related payables relating to the settlement of cost reports of Seller, including depreciation "recapture" (gain or loss) whether recorded as a current or long term asset;
(iii) all amounts due Seller from other entities affiliated with Seller and disclosed on Schedule 1.2(iii) (the "Intercompany Receivables"); (iv) all trusteed funds; (v) Seller's corporate record books, minute books, tax records and "Proprietary Documents" (as hereinafter defined); (vi) all supplies, drugs, food and other disposables and consumables disposed of in the ordinary course of the Business prior to the Closing; (vii) the name "Samaritan Health System" and all variations thereof; (viii) excluded prepaids as disclosed on Schedule 1.2(viii); (ix) any other assets set forth on Schedule 1.2(ix); and (x) the deposits and deductibles/copayments described in Section 1.7(a) and (b) below. For purposes of this Agreement, "Proprietary Documents" shall mean any documents of Seller which are confidential or proprietary in nature in that such documents contain trade secrets or other non-public information not customarily used by Seller in the ordinary course of operating the Business.

         1.3      Assets Free and Clear; Assignment and Undertaking.

                  (a) Notwithstanding any other provision hereof to the contrary, the Assets shall be sold free and clear of all liabilities, liens and encumbrances, except for the Permitted Encumbrances (as hereinafter defined), certain liens described on Schedule 1.3(a)(i) and the current liabilities of Seller to be assumed by Buyer and described on Schedule 1.3(a)(ii) (the "Assumed Liabilities"). Buyer and Province shall expressly agree to assume all of the Assumed Liabilities pursuant to the Assignment and Undertaking Agreement (the "Assignment and Undertaking Agreement") in the form attached hereto as Exhibit 1.3(a). Except as provided in the Assignment and Undertaking Agreement, neither Buyer nor Province is assuming and neither shall be deemed to have assumed any other liability or obligation of Seller or any of its affiliates, fixed or contingent, disclosed or undisclosed, or otherwise. Buyer will be responsible to Seller for the payment, performance and discharge in due course in accordance with their terms of all Assumed Liabilities.

                  (b) To effect the assumptions and assignments of the Assumed Leases and Assumed Contracts contemplated hereby, Buyer, Province and Seller shall execute the Assignment and Undertaking Agreement. Except for the Assumed Contracts, Assumed Leases and the Assumed Liabilities expressly assumed by Buyer in the Assignment and Undertaking Agreement, neither Buyer nor Province is undertaking and neither shall be deemed to be responsible for any other of Seller's leases, agreements or contracts or for any indebtedness incurred or arising with respect to any period on or prior to the Closing Date in connection with the Assets or their operation, whether fixed or contingent, disclosed or undisclosed, or otherwise.

                  (c) With respect to any indebtedness secured by a lien on the Assets which is not expressly assumed by Buyer or Province in the Assignment and Undertaking Agreement, the Seller shall discharge any such lien prior to or at the

Closing. Furthermore, prior to Closing, Seller shall purchase the Assets described in Section 1.1(b)(ii) above from the parties who presently own such Assets, and, at Closing, Seller shall convey such Assets to Buyer free and clear of all liabilities, liens and encumbrances.

         1.4 Purchase Price. Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Seller set forth herein and as consideration for the purchase and sale of the Assets, Buyer and Province agree to tender to Seller the aggregate amount of One Hundred Five Million Two Hundred Fifty-Eight Thousand and No/100 Dollars ($105,258,000.00), plus (i) the amount expended by Seller as of the Closing Date on the construction and installation of a new modular cardiac cath lab pursuant to the Equipment Purchase Agreement, dated June 9, 1997, between Seller and Toshiba America Medical System, and all purchase orders issued pursuant thereto and to or for the benefit of Custom Modular Systems, Inc. for the modular unit within which such lab is to be housed (collectively, the "Cath Lab Expense"), which amount, in the aggregate, Seller expects to equal $226,103, (ii) the value of the Operating Inventory and (iii) the Prepaid Expenses, as determined pursuant to
Section 1.5 below, and less the amount of the Assumed Liabilities (the "Purchase Price").

         1.5 Adjustments to Purchase Price.

             (a) For purposes of determining adjustments to the Purchase Price on the Closing Date and the amount of cash to be delivered at the Closing in accordance with Section 1.4 hereof, such adjustments, including without limitation the value of the Operating Inventory, shall be made initially on or prior to the Closing Date using the Hospital's latest regularly prepared balance sheet (the "Interim Balance Sheet"). Such initial calculations shall be set forth on a schedule delivered by Seller to Buyer with a copy of the Interim Balance Sheet not less than three (3) days prior to the Closing. Such schedule shall also include an itemization of the Cath Lab Expense together with supporting documentation thereof.

             (b) Subject to the provisions of Section 1.5(d) below, within forty-five (45) days after the Closing Date, the parties shall make final adjustments to the Purchase Price (the "Post Closing Adjustments"). Within thirty (30) days after the Closing, Seller shall furnish to Buyer a balance sheet of the Hospital as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine any final adjustments to the Purchase Price relating to (i) Prepaid Expenses as of the Closing Date; (ii) Buyer's assumption of the Assumed Liabilities; and
(iii) prorations contemplated hereby. The determination of Operating Inventory shall be made pursuant to (c) below.

             (c) Within three business days prior to the Closing Date (or on such later date as Seller and Buyer shall agree), Seller, at its sole cost and expense, shall conduct a physical inventory of the inventory and supplies on hand at the Hospital as of such date and shall prepare a schedule thereof (Schedule 1.5(c)) indicating the value of Operating Inventory as of such date. Seller shall give Buyer at least three (3) business days prior written notice of the date on which such inventory is to be conducted and shall permit Buyer to monitor such inventory. For purposes of this Section 1.5(c), the term Operating Inventory shall mean supplies and inventory that are not damaged, are currently dated and are of a quantity and quality that may be used within the Hospital within a reasonable period of time following the Closing. The value of the Operating Inventory as of the Closing shall be determined by using the same valuation methodology as was used in preparing the December 31, 1997, Balance Sheet, applied on a consistent basis.

             (d) Seller shall deliver a Schedule to Buyer detailing any Post Closing Adjustments and detailing the differences between the Purchase Price, as adjusted, and the amount paid as the Purchase Price on the Closing Date. Such Schedule shall be delivered to Buyer along with a copy of the Closing Balance Sheet.

             (e) Should Buyer dispute the Post Closing Adjustments proposed by Seller, including, without limitation, the value of the Operating Inventory, or the accuracy of the Closing Balance Sheet, Buyer shall promptly (and in no event later than fifteen (15) days after receipt of the Closing Balance Sheet and the required Schedule of Post Closing Adjustments) advise Seller in writing. If after thirty (30) days after delivery of the Closing Balance Sheet, Buyer and Seller are unable to agree upon the amount of the Post Closing Adjustments, Seller and Buyer shall engage Ernst & Young, certified public accountants (the "Accountants"), to review the Closing Balance Sheet and the proposed Post Closing Adjustments and determine the amount thereof, such determination to be made as soon as practicable. In making such review and determination, the Accountants shall follow and apply the terms and provisions of this Agreement, and shall utilize generally accepted accounting principles ("GAAP"), consistently applied. The decision of the Accountants shall be binding on both Seller and Buyer. Each of Buyer and Seller shall pay one-half the reasonable expenses of engagement of the Accountants.

             (f) Within fifteen (15) days of Buyer's receipt of the Closing Balance Sheet and the required Schedule of Post Closing Adjustments (or, if Buyer disputes the Post Closing Adjustments, within five (5) days of the resolution or determination of the adjustments in accordance with Section 1.5(e) above), either (i) Seller shall pay Buyer in cash or other immediately available funds the amount by which the Purchase Price paid on the Closing Date exceeds the Purchase Price, as adjusted, or (ii) Buyer shall pay Seller in cash or other immediately available funds the amount by which the Purchase Price paid on the Closing Date is less than the Purchase Price, as adjusted.

             (g) The Interim Balance Sheet and the Closing Balance Sheet will comply with and be prepared in accordance with the requirements set forth in Section 3.3.

             1.6 Proration. After the Closing Date and contemporaneous with the final determination of the Post Closing Adjustments, Seller and Buyer shall prorate as of the Closing Date any amounts which become due and payable after the

Closing Date with respect to the Assumed Contracts, System Contracts, ad valorem taxes on the Assets, real property taxes and assessments and all utilities servicing any of the Assets, including without limitation water, sewer, telephone, electricity and gas service.

                  1.7 Transition Services and Patients. To compensate Seller for services rendered and medicine, drugs and supplies provided by Seller before the Closing Date (the "Seller Transition Services") to patients admitted to the Hospital on or before the Closing Date but discharged on or after the Closing Date (such patients being referred to herein as the "Transition Patients"), the parties shall take the following actions.

                  (a) As soon as practicable after the Closing Date, Seller shall deliver to Buyer a statement itemizing the Seller Transition Services provided by Seller prior to the Closing Date to those Transition Patients for which reimbursement is made on a DRG (or similar "fixed price") basis or pursuant to a third-party payor plan which does not permit cut-off billings as contemplated by (c) below ("Transition Patients"). Buyer shall pay to Seller an amount equal to:

                      (i) the total DRG and outlier payments including capital (before deposit and deductible/copayments per the remittance advice) or payments from such third-party payor plan actually received by Buyer on behalf of a particular Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Seller Transition Services provided to the Transition Patient, and the denominator of which shall be the sum of (A) the total charges for the Seller Transition Services provided to the Transition Patient and (B) the total charges of Buyer for services rendered and medicine, drugs and supplies provided to the Transition Patient by Buyer on or after the Closing Date, minus
                      (ii) the amount of deposits and deductibles/copayments per the remittance advice.

Such payment shall be made to Seller within ten (10) days after Buyer's receipt of such DRG or outlier payments, accompanied by copies of remittances and other supporting documentation as reasonably required by Seller.

                  (b) With respect to those Transition Patients for which reimbursement from a Government Reimbursement Program is made on a cost basis (the "Medicare Straddle Patients"), Buyer shall pay to Seller an amount equal to:

                      (i) the amount of cost-based reimbursement actually received by Buyer for a particular Medicare Straddle Patient on or after the Closing Date multiplied by a fraction, the numerator of which shall be the total number of days prior to the Closing Date on which Seller provided Seller Transition Services to the Medicare Straddle Patient, and the denominator of which shall be the total number of days of the Medicare Straddle Patient's stay at the Facility;

         minus        (ii) the amount of deposits and deductibles/copayments per the remittance advice.

                  (c) As of the Effective Time (as hereinafter defined), Seller shall prepare cut-off billings for all patients not covered by Section 1.7(a) or
Section 1.7(b) (the "Straddle Patients"). Seller shall be responsible for billing and collecting all amount due Seller from Straddle Patients.

                  (d) In the event that Buyer and Seller are unable to agree on the amount to be paid to Seller under Section 1.7(a) or (b) above, then such amount shall be determined by the Accountants at the joint expense of Buyer and Seller.

         2.       CLOSING.

         2.1 Closing. The consummation of the sale and purchase of the Assets contemplated by and described in this Agreement (the "Closing") shall take place in Phoenix, Arizona, at the offices of Lewis and Roca, LLP or other agreed upon location, at 10:00 A.M. local time on the first day of the month subsequent to the date all of the approvals required pursuant to Section 5.8 hereof have been obtained, or at such other time as the parties hereto may mutually designate in writing (the "Closing Date"), but in no event later than June 1, 1998. The Closing shall be effective at 11:59 p.m. on the day immediately preceding the Closing Date.

         2.2 Action of Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

                  (a) a general warranty deed or deeds in recordable form executed by a duly authorized officer of Seller, conveying to Buyer fee title to the Real Property, subject to Permitted Encumbrances (as defined in Section 3.7 hereof);

                  (b) the Assignment and Undertaking Agreement executed by a duly authorized officer of Seller assigning to Buyer all the Assumed Leases and Assumed Contracts;

                  (c) a general bill of sale and assignment executed by a duly authorized officer of Seller conveying and assigning to Buyer good and marketable title to all of the other tangible and intangible Assets, free and clear of all liabilities, claims, liens, security interests and other encumbrances other than the Assumed Liabilities and the Permitted Exceptions (the "Bill of Sale");

                  (d) the Capital Improvements Agreement substantially in the form attached hereto as Exhibit 2.2(d)(i) (the "Capital Improvements Agreement") and the Employee Leasing Agreement substantially in the form attached hereto as
Exhibit 2.2(d)(ii) (the "Employee Leasing Agreement"), each executed by a duly authorized officer of Seller;

                  (e) copies of resolutions duly adopted by the Board of Directors of Seller authorizing and approving Seller's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Seller;

                  (f) certificates dated as of the Closing Date of the appropriate officers of Seller certifying as of Closing all of the representations and warranties by or on behalf of Seller contained in this Agreement are true and correct and all covenants and agreements of Seller to be performed prior to or as of the Closing pursuant to this Agreement have been performed by Seller or waived by Buyer;

                  (g) certificates of incumbency, dated as of the Closing Date, for the officers of Seller making certifications for Closing, or executing this Agreement, deeds, the Assignment and Undertaking Agreement, Bill of Sale, or any other document, agreement or certificate contemplated by the terms hereof to be executed and delivered by Seller; and

                  (h) certificate of corporate existence of the Seller from the State of Arizona, dated the most recent practical date prior to Closing; and

                  (i) subject to Section 1.2 hereof and except as otherwise described on Schedule 2.2(i), all of Seller's Assumed Contracts, Assumed Leases, Replacement Contracts (as hereinafter defined), commitments, books, records and other data relating to the Assets, provided that, upon reasonable notice to Buyer, Seller shall have the right to obtain copies thereof, at its sole expense, following the Closing.

         Simultaneously with the delivery of the foregoing items, Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets.

         2.3 Action of Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following:

                  (a) payment of the Purchase Price as determined in accordance with Section 1.5(a) hereof in cash, certified or cashier's check, wire transfer or other immediately available funds;

                  (b) the Assignment and Undertaking Agreement executed by duly authorized officers of Buyer and Province providing for the assumption from Seller of the Assumed Liabilities, the Assumed Leases and the Assumed Contracts;

                  (c) the Capital Improvements Agreement and the Employee Leasing Agreement, each executed by duly authorized officers of Province and Seller; and

                  (d) copies of corporate resolutions duly adopted by Buyer and Province authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Buyer and Province;

                  (e) certificates dated as of the Closing Date of officers of the Buyer and Province certifying that as of Closing all of the representations and warranties by or on behalf of the Buyer or Province, as applicable, contained in this Agreement are true and correct in all material respects and the covenants and agreements of Buyer or Province, as applicable, to be performed prior to or as of Closing pursuant to this Agreement have been performed in all material respects by Buyer or Province, as applicable, or waived by Seller;

                  (f) certificates of incumbency, dated as of the Closing Date, for the officers of Buyer and Province making certifications for Closing or executing this Agreement, the Assignment and Undertaking Agreement or any other documents, agreements or certificates contemplated by the terms hereof to be executed and delivered by Buyer or Province, as applicable; and

                  (g) certificates of corporate existence of Buyer and Province from the States of Arizona and Delaware, respectively, dated the most recent practical date prior to Closing.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         As of the date hereof, Seller represents and warrants to Buyer and Province that:

         3.1 Corporate Capacity. Seller is a not-for-profit corporation duly organized and validly existing under the laws of the State of Arizona with all requisite power and authority to own, operate and lease its properties and to carry on the Business as now being conducted. Schedule 3.1 contains complete and correct copies of the Amended and Restated Articles of Incorporation as of December 31, 1992, and as subsequently amended, and Bylaws of Seller, and all amendments thereto to the date hereof (collectively, "Seller's Charter").

         3.2 Corporate Powers; Absence of Conflicts With Other Agreements, etc.

                  (a) The execution, delivery and performance by Seller of this Agreement and the other agreements and transactions contemplated hereby:

                  (i) are within Seller's corporate powers, are not in contravention of the terms of Seller's Charter and have been duly authorized by the board of directors of Seller, as and to the extent required by Seller's Charter and applicable law; and

                  (ii) except as set forth on Schedule 3.2, on the Closing Date,
         (A) will not result in any breach of any indenture, agreement, lease or instrument to which Seller is a party or by which Seller is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Seller, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Seller or any of the Assets and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                  (b) This Agreement has been duly and validly executed and delivered by Seller and, as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon their execution and delivery, the other agreements and instruments contemplated hereby will constitute, the valid, legal and binding obligations of Seller enforceable against it in accordance with their terms.

         3.3      Financial Statements; Accounts Receivable.

                  (a) Schedule 3.3(a) hereto consists of true, correct and complete copies of the Seller's audited financial statements for the years ended December 31, 1997, 1996 and 1995, and the unaudited financial statements of Seller for the three (3) months ended March 31, 1998 (collectively the "Financial Statements"). The Financial Statements have been prepared from and are in accordance with the books and records of Seller; are true, complete and accurate in all material respects, and fairly present the financial position of the Seller as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied during such periods. Any financial statements of Seller prepared as of a date after March 31, 1998 and delivered to Buyer pursuant to this Agreement shall be subject to and prepared in accordance with the preceding representations and the standards set forth therein.

                  (b) Schedule 3.3(b) hereto consists of true, correct and complete copies of the Hospital's unaudited financial statements for the year ended December 31, 1997, and the unaudited financial statements of the Hospital for the three (3) months ended March 31, 1998 (collectively, the "Hospital Financial Statements"). The Hospital Financial Statements have been prepared from and are in accordance with the books and records of the Hospital and Seller; are true, complete and accurate in all material respects and fairly present the financial position of the Hospital as of the dates and for the periods indicated, in each case in accordance with GAAP except as otherwise described in Schedule 3.3(c) and consistently applied during such periods. Any financial statements of the Hospital prepared as of a date after March 31, 1998 and delivered to Buyer pursuant to this Agreement shall be subject to and prepared in accordance with the preceding representations and the standards set forth therein.

         3.4 Licenses. Seller has all licenses and permits relating to the ownership of the Assets and operation of the Business as are necessary and required for such ownership and operation. Schedule 3.4 hereto contains a complete description of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by Seller relating to the ownership, development or operation of the Assets or the Business, together with any formal and specific notices or directives received from the agency responsible for such Schedule
3.4 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or material diminution in term for such item, all of which are in good standing and, except as expressly set forth on
Schedule 3.4, are not subject to renewal within less than one (1) year.

         3.5 Certain Contracts. Schedule 3.5 lists all contracts to which the Seller is a party involving obligations of the Seller in respect of the Business for payment, performance of services or delivery of goods in excess of Five Thousand and No/100 Dollars ($5,000.00) or having terms in excess of one (1) year ("Scheduled Contracts"). Seller has delivered to Buyer true and correct copies of all Scheduled Contracts except for certain VHA related supply contracts which are confidential and which do not constitute Assumed Contracts. All Assumed Contracts are valid and binding obligations of Seller, are in full force and effect, and are enforceable against Seller in accordance with their terms; except as set forth on Schedule 3.2, no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. Seller has not received any notice that the other parties to the Assumed Contracts are (i) in default under such Assumed Contracts or
(ii) consider Seller to be in default thereunder. Except as expressly noted in
Schedule 3.5, to the best knowledge of Seller, no party to any of the Assumed Contracts intends to terminate or materially adversely modify its agreement(s) with respect thereto, or materially adversely change the volume of business done thereunder. Notwithstanding the foregoing, Schedule 1.1(e) shall not be amended to include any of the Scheduled Contracts first delivered to Buyer after the execution of this Agreement, unless Buyer agrees in writing to assume any such contract.

         3.6 Certain Leases. Schedule 3.6 lists all leases to which the Seller is a party in respect of the Business involving annual obligations on the part of the Seller for the payment of rent in excess of Five Thousand and No/100 Dollars ($5,000.00) or having lease terms in excess of one (1) year ("Scheduled Leases"). Seller has delivered to Buyer true and correct copies of all Scheduled Leases. All of the Assumed Leases are valid and binding obligations of Seller, are in full force and effect, and are enforceable against Seller in accordance with their terms; except as set forth on Schedule 3.2, no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. Seller has not received any notice that the other parties to the Assumed Leases are (i) in default under such Assumed Leases or (ii) consider Seller to be in default thereunder. Other than as specified therein, no property leased under any Assumed Lease is subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might in any respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

         3.7      Title to Properties and Related Matters.

                  (a) On the Closing Date the Seller will hold good, valid and marketable title to all of the Assets free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal, security interests or other encumbrances and are not, in the case of the Real Property or Leased Real Property, subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except with respect to all such properties, matters set forth in Schedule 3.7(a) and approved by Buyer (the "Permitted Encumbrances"). Schedules 1.1(a) and (b), the leases referenced in Schedule 1.1(d) and the contracts referenced in
Schedule 1.1(e) include true and accurate descriptions of all parcels of real property owned or leased by Seller and used in connection with the Business and all tangible personal property (excluding cash and property with an aggregate value in a non-material amount) owned or leased by Seller and used in connection with the Business and reflected on the Hospital Financial Statements. Seller has delivered to Buyer copies of the most current title insurance commitments issued to Seller with respect to any of the Real Property or Leased Real Property. Except as disclosed on Schedule 3.7(b), all real property and structures owned or leased by the Seller and used in connection with the Business, and all machinery and equipment used in the operation of the Business, are structurally sound with no material defects and are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put. Seller has not received any notice of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by the Seller that would adversely affect Buyer's ability to operate the Hospital in the same manner as Seller currently operates the Hospital. No portion of the Assets is subject to a condemnation or similar proceeding. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on
Schedule 3.7(c), which Schedule describes all such security interests pertaining to the Assets which are reflected on the Uniform Commercial Code ("UCC") search duly obtained by Seller on March 31, 1998 (a copy of which has been delivered to Buyer). Seller agrees to remove all security interests reflected on such UCC search, if any, prior to the Closing (except Permitted Encumbrances and those approved by Buyer in writing) and to remove any other security interests filed with respect to such Assets between the date of such UCC search and the Closing Date. Schedule 3.7(c) also describes all construction work, if any, which Seller has contracted for and which is presently in progress in respect of the Hospital and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project.

                  (b) All of the construction in progress described in Schedule 3.7(c) has been and will be performed through the Closing Date in a good and workmanlike manner, shall be of good quality free from faults and defects as of the Closing Date, and to the extent performed through the Closing Date shall be constructed in all material respects in accordance with the architect's plans and specifications, copies of which either have been delivered to Buyer or will be made available to Buyer upon request.

         3.8      Employee Benefit Plans

                  (a) Set forth on Schedule 3.8(a) is a list (all of which are collectively referred to as the "Employee Plans") of all "employee benefit plans" as defined by Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all specified fringe benefit plans as defined in
Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Seller relating to any current or former employee employed by Seller at the Hospital or in connection with the Business, or (ii) with respect to which the Seller has any obligations to any current or former officer, employee, or service provider at the Hospital or in connection with the Business, or the dependents of any thereof, or (iii) which could result in the imposition of liability to the Seller, including without limitation plans and arrangements that have been terminated. The Seller has delivered or made available to Province true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts or any other funding instruments ("Funding Arrangements").

                  (b) There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that could subject the Seller or Buyer or Province to any liability. Each Employee Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter or will have applied for a favorable letter of determination within any applicable remedial amendment period described in Section 401(b) of the Code, and no event has occurred which, to the knowledge of the Seller, could cause any Employee Plan to become disqualified for purposes of section 401(a) of the Code. Each Employee Plan has been operated in compliance with applicable law, including
Section 401(a) of the Code as applicable, and in accordance with its terms or, if not so operated, any failure to comply has been timely remedied in accordance with Revenue Procedure 98-22 or any other corrective procedure recognized by the Internal Revenue Service and all such failures to comply are set forth on
Schedule 3.8(b).

                  (c) All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed with the Internal

Revenue Service, the United States Labor Department (the "DOL"), and the Pension Benefit Guaranty Corporation (the "PBGC") and, as appropriate, provided to participants in the Employee Plans.

                  (d) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of the Seller, none are threatened.

                  (e) No written or oral representations have been made to any employee or former employee of the Seller employed at the Hospital or in connection with the Business promising or guaranteeing any employer payment or funding, and no Employee Plans provide for the continuation of medical, dental, life or disability insurance coverage for any former employee of the Seller for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA or as specifically provided in the applicable plan documents described in Schedule 3.8(a)). Except as set forth on Schedule 3.8(e)(ii), the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of the Seller. No Employee Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are reasonable, ordinary and necessary within the meaning of Section 162 of the Code.

                  (f) The Seller and its affiliates have complied in all material respects with the continuation coverage provisions of Title I, Part 6, of ERISA ("COBRA") with respect to all current employees and former employees.

                  (g) Neither the Seller nor any other employer who has participated or is participating in any Employer Plan (a "Sponsor") has incurred any liability to the DOL, the PBGC or the Internal Revenue Service in connection with any of the Employee Plans, and no condition exists that presents a risk to the Seller or any Sponsor of incurring any liability to the DOL, the PBGC or Internal Revenue Service.

                  (h) The Seller has not been liable at any time for contributions to a plan that is subject to Title IV of ERISA except for those defined benefit plans described in Schedule 3.8(a).

                  (i) Full payment has been made of all amounts which are required under the terms of each Employee Plan or Funding Arrangement to have been paid as of the due date for such payments that have occurred on or before the date of this Agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such Employee Plan, whether or not waived.

                  (j) Except as set forth on Schedule 3.8(j), neither the Seller nor any other Sponsor has any liability, nor will the transactions contemplated under this Agreement result in any liability (i) for the termination of or withdrawal from any plan under Sections 4062, 4063, or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code,
(iii) for any interest payments required under Section 302(e) of ERISA or
Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any multi-employer plan under Section 4201 of ERISA which liability has not been satisfied as of March 31, 1998.

                  (k) Any Employee Plan that provides for severance payments to employees employed by Seller at the Hospital or in connection with the Business after termination of employment is in writing, has been operated in compliance with ERISA, and, except as set forth on Schedule 3.8(u), expressly provides that no severance benefits are payable as the result of a termination of employment to an employee who is hired by a successor entity, or who otherwise continues employment with a successor, in connection with a merger or acquisition transaction.

                  (l) With respect to any application for a favorable letter of determination pending upon the execution of this Agreement or for which application will be made pursuant to Section 3.8(a) hereinabove, the Seller will complete the application process within the applicable remedial amendment period and perform any and all acts reasonably necessary to obtain from the Internal Revenue Service a favorable letter of determination.

         3.9 Litigation or Proceedings. Schedule 3.9 contains a list of each lawsuit or legal proceeding to which Seller is a party or which arose out of or in connection with the Business or, to Seller's knowledge, which has been threatened against Seller or any officer or director of Seller in connection with the Business. Since January 1, 1996, Seller has not been subject to any formal or informal (of which Seller has received notice) investigations or proceedings of the Arizona Department of Health Services, the United States General Accounting Office, the Health Care Financing Administration or other similar governmental agencies (except for any investigations being conducted in the ordinary course of business and applicable to all hospitals) with respect to the Hospital. Except as disclosed on Schedule 3.9, there are no such claims, actions, proceedings or investigations of which Seller has received notice pending or, to the best knowledge of the Seller, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. The Seller is not now, and has not been, a party to any injunction, order, or decree restricting the method of the conduct of the Business or the marketing of any of the Hospital's services; since January 1, 1994, no governmental agency has investigated or requested (other than on a routine basis) information with respect to such methods of business or marketing of services; Seller has not received any claim that Seller currently violates any federal, state, or local law, ordinance, rule or regulation, which could have a material adverse effect on the Business and, to the best of Seller's knowledge, no such claim is or has been threatened; and there have been no developments materially adverse to the Seller with respect to any pending or threatened claim, action or proceeding of an administrative or judicial nature, including but not limited to those referred to in Schedule 3.9, and including without limitation any such pending or threatened claim, action or proceeding arising from or relating to (i) the assertion by any governmental authority of any retroactive adjustment of the sums which the Seller was entitled to receive in connection with the Business pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medicaid, or (ii) any allegation by any governmental authority of fraud or abuse by any current or former officers or employees of Seller in connection with the making of any application for reimbursement on behalf of or in connection with the Business pursuant to the government or third party reimbursement programs referred to in the preceding clause (i).

         3.10 Insurance. Schedule 3.10 summarizes the professional and general liability insurance policies covering the Business and the property insurance policies covering the Assets, which Schedule 3.10 reflects, the policies' numbers, terms, identity of insurers, amounts and coverage.

         3.11 Post-Balance Sheet Results. Except as set forth on Schedule 3.11, since March 31, 1998 with respect to the Assets there has not been:

              (a) any damage, destruction or loss (whether or not covered by insurance) affecting the Assets, taken as a whole;

              (b) any sale, lease, transfer or disposition by Seller of the Assets except sales, leases, transfers or dispositions of non-material portions of the Assets with replacements thereof in the ordinary course of Seller's business; or

              (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Business or the value of the Assets, other than such changes, facts and conditions, if any, affecting the general economy or the healthcare industry generally.

         3.12 Seller's Employees. Schedule 3.12 contains a list of all of Seller's employees at the Hospital, their current salary or wage rates, department and a job title or other summary of the responsibilities of such employees. Since April 22, 1998, there has not been any increase in the compensation payable or to become payable by Seller to any of Seller's officers, employees or agents, or any bonus payment or arrangement made to or with any such person, except as described in Schedule 3.12.

         Seller has not incurred any liability, or taken or failed to take any action which will result in any liability, in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for employees. Except as set forth on Schedule 3.12, Seller has not entered into any written or verbal agreements with its employees providing for a specified employment term. Schedule 3.12 includes a list of all employees of Seller (other than "part-time employees") at the Hospital who, as of April 22, 1998, have been "terminated" or "laid-off" since January 1, 1998 (as such quoted terms are defined in the Worker Adjustment and Retraining Notification
Act).

         3.13 Labor Matters. The Seller has no collective bargaining agreements with any labor union and there are no current negotiations with a labor union. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Seller. No grievance which might have an adverse effect on the Seller or any such arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists. The Seller has not experienced any employee strikes since the date the Seller acquired the Hospital. Seller will advise Buyer of any such labor dispute which shall arise before the Closing.

         3.14     Certain Representations With Respect to the Business.

                  (a) The Hospital has current contractual arrangements with Blue Cross/Blue Shield of Arizona ("Blue Cross"). Complete and accurate copies of the existing Blue Cross contracts of the Hospital have been furnished to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                  (b) The Hospital is duly accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and a copy of its most recent report, list of deficiencies, if any, and Certificate of Accreditation is included in Schedule 3.14.

                  (c) The Hospital is qualified for participation in the Medicare program. Complete and accurate copies of Seller's existing Medicare contracts for the Hospital have been furnished to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                  (d) The Hospital is qualified for participation in the Medicaid, MediCal and Arizona Health Care Cost Containment System ("AHCCCS") programs. Complete and accurate copies of Seller's existing Medicaid, Medical and AHCCCS contracts for the Hospital have been furnished to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                  (e) The Hospital participates in the CHAMPUS program. The Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation.

                  (f) Seller has previously provided to Buyer copies of the fire marshal reports in Seller's possession or available to Seller with respect to the Hospital after January 1, 1997. Except as set forth in Schedule 3.9, the Hospital is not in violation in any material respect of any fire code.

                  (g) Seller has previously provided to Buyer copies of the Bylaws of the Medical Staff of the Hospital. Except as disclosed on Schedule 3.14, no proceedings are pending or, to the best of Seller's knowledge, threatened seeking to remove or limit the privileges of any member of the medical staff of the Hospital.

                  (h) Complete and accurate copies of all appraisals, if any, obtained by Seller since January 1, 1993, relating to any of the Personal or Real Property have been furnished to Buyer.

                  (i) The Hospital is licensed by the Arizona Department of Health Services to operate ninety-nine (99) acute care beds and twenty (20) skilled nursing beds in its existing facilities located in Mohave County, Arizona. The Hospital's home health agency is licensed by the Arizona Department of Health Services to operate in two counties in Arizona. Schedule 3.14 contains copies of all such licenses. Except as set forth in Schedule 3.14, the Hospital is presently in compliance in all respects with all the terms, conditions and provisions of such licenses. The facilities, equipment, staffing and operations of the Hospital satisfy the applicable licensing requirements of the State of Arizona.

                  (j) Seller has previously provided to Buyer copies of all licensure survey reports of the Hospital by the Arizona Department of Health Services since January 1, 1996.

                  (k) The Hospital has entered into memoranda of understanding with the appropriate peer review organization, and copies of such memoranda of understanding are included on Schedule 3.14.

         3.15 Reimbursement Matters. Complete and accurate copies of all Medicare and AHCCCS cost reports and related forms filed during the past three
(3) years by the Seller for the Business have been furnished to Buyer. The amounts set up as provisions for the AHCCCS or Medicare adjustments and adjustments by any other third party payors on the Hospital Financial Statements are sufficient to pay any amounts for which the Seller may be liable. Seller has not received any written notices that Medicare or AHCCCS have any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in the Hospital Financial Statements. To Seller's knowledge, neither the Seller nor any of its employees have committed a material violation of the Medicare and AHCCCS fraud and abuse provisions of the federal Social Security Act.

         3.16 Hill-Burton Funds. Neither Seller nor any previous owner of the Hospital has received any funding in connection with the Hospital under the "Hill-Burton" Act.

         3.17 Taxes. Seller has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to real property taxes not yet due) upon any of the Assets. Seller has not conducted the Business or engaged in any transaction which would cause the transaction contemplated hereby to be taxable under any applicable bulk sales or sales and use tax laws.

         3.18 Equipment. All Assets of the Seller used in connection with the Business consisting of equipment, whether reflected in the Hospital Financial Statements or otherwise, are in good operating condition and repair, except for reasonable wear and tear and except for items which have been written down in the Hospital Financial Statements to a realizable market value or for which adequate reserves have been provided in the Hospital Financial Statements. Except as disclosed on Schedule 3.18, the only transactions related thereto since December 31, 1997, have been additions thereto or dispositions thereof in the ordinary course of business. All of such equipment (except for leased items for which the lessors have valid security interests) at the Closing will be free and clear of any lien or security interest or other encumbrance other than as a result of Assumed Liabilities or Permitted Encumbrances.

         3.19 Environmental. Except as specifically disclosed in the Phase I and Phase II Environmental reports of Veritech Environmental Services, dated March 24, 1998, and March 26, 1998, respectively, (collectively, the "Environmental Report") or as disclosed by telephone on April 14, 1998 to Veritech Environmental Services with respect to the buried perforated tank previously used for leaching water used in the Hospital's chiller system:

             (a) Seller is currently in compliance with all Environmental Laws (as defined below) which compliance includes, but is not limited to, the possession by Seller of all permits and other governmental authorization required under applicable Environmental Laws to operate the Business as currently operated;

             (b) Seller has not stored, disposed of or arranged for disposal of any Materials of Environmental Concern (as defined below) on any of the Real Property or Leased Real Property, except in compliance with applicable Environmental Laws;

             (c) Seller has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Seller is not in full compliance with Environmental Laws, and, to the best knowledge of Seller, there are no circumstances that may prevent and interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the best knowledge of Seller, threatened against Seller.

                  (d) During the period Seller has owned the Hospital, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Seller, and Seller does not know of any such actions, activities, circumstances, conditions, events or incidents prior to Seller's ownership of the Hospital.

                  (e) Without in any way limiting the generality of the foregoing, all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by Seller are identified in the Environmental Report.

         The following terms shall have the following meanings:

         "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location which is or has been owned, leased or operated by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means the federal, state (including specifically, but not by way of limitation, the State of Arizona), and local environmental, or health laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, including, without limitation, the statutes listed below:


         Federal Resources Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq.

         Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9601, et seq.

         Federal Clean Air Act, 42 U.S.C. ss. 7401, et seq.

         Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C.ss.1251, et seq.

         Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. ss. 136, et seq.

         Federal Hazardous Materials Transportation Act, 48 U.S.C. ss. 1801, et seq.

         Federal Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.

         Federal Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq.

         "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

         "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, including Hazardous Substances.

         3.20 Absence of Undisclosed Liabilities. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Hospital Financial Statements or any financial statements prepared in respect of the Business thereafter, the Seller did not have, at the date of such financial statements, any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) directly or indirectly arising from or in connection with the Business required to be reflected thereon or included therein, except for any liabilities which were incurred in the ordinary course of business consistent with past practice or have been discharged or paid in full prior to the date hereof.

         3.21 No Misleading Statements. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such other documents are herein referred to, collectively, as the "Additional Documents") contains or will contain any untrue statement of a material fact, or, to the best of Seller's knowledge after due inquiry, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Copies of all documents described on any Schedule hereto shall be true, correct and complete and all descriptions of such documents shall be true and complete in all material respects.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVINCE.

         As of the date hereof Buyer and Province represent and warrant to Seller the following:

         4.1      Buyer and Province Capacity.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona with all requisite corporate power and authority to own, operate and lease its properties. Province is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties.

                  (b) Schedule 4.1 contains complete and correct copies of (i) the Articles of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Buyer and (ii) the Certificate of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Province.

         4.2 Corporate Authorization/Contract Binding. The execution, delivery and performance by Buyer of this Agreement and the other agreements and transactions contemplated hereby are within Buyer's corporate powers, are not in contravention of the terms of Buyer's Articles of Incorporation, Bylaws or any amendments thereto and have been duly authorized and approved by the board of directors and shareholder of Buyer. The execution, delivery and performance by Province of this Agreement and the other agreements to which it is a party and the transactions contemplated hereby are within Province's corporate powers, are not in contravention of the terms of Province's Certificate of Incorporation, Bylaws or any amendments thereto and have been duly authorized and approved by the board of directors of Province. No provisions exist in any document or instrument to which Buyer or Province is a party or by which Buyer or Province is bound which would be violated by the execution of, or the performance by Buyer or Province of, or the consummation by Buyer or Province of the transactions contemplated by, this Agreement. Upon execution, this Agreement will constitute the valid, legal and binding obligation of Buyer and Province, respectively, enforceable against each of them in accordance with its terms.

         5.       COVENANTS OF SELLER AND BUYER PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing Date (or such later date as shall be expressly stated below):

         5.1 Information. Seller shall afford to the officers and authorized representatives of Buyer access to the Hospital and to Seller's books and records relating to the Hospital, and will furnish to Buyer such additional financial data and other information relating to the Hospital and the Business at such times and in such manner as Buyer may from time to time reasonably request. Seller agrees to cooperate reasonably with Buyer in Buyer's efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions. Seller will, upon reasonable request, cooperate with Buyer, Buyer's representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions herein contemplated. Subject to Buyer's disclosure obligations under federal securities laws, including any obligations of Province, any release to the public of information with respect to the sale by Seller and purchase by Buyer and of the Assets will be made only in the form and manner approved by the parties and their respective representatives.

         5.2 Operations. With respect to the ownership and operation of the Assets, Seller will:

             (a) carry on the Business in substantially the same manner as Seller has heretofore and not make any material change in personnel or operations, and not make any change in finance or accounting policies;

             (b) maintain the Assets in substantially as good working order and condition as at present, ordinary wear and tear excepted;

             (c) perform in all respects Seller's obligations under agreements relating to or affecting the Assets;

             (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

             (e) use its best efforts to maintain and preserve Seller' s business organization intact, retain Seller's present employees and maintain Seller's relationship with suppliers, physicians, patients and others having business relations with the Hospital;

             (f) within a reasonable time prior to Closing, permit Buyer to make offers conditioned on the consummation of this transaction to any of Seller's personnel who work at the Hospital for employment by Buyer subsequent to the Closing, which personnel shall be allowed to accept or reject such offers without penalty;

             (g) (i) within a reasonable time after the Closing, will enter into an agreement and perform all acts necessary for the spin-off of the accrued benefit in the Futura 401(k) Savings Plan and any other qualified defined contribution plan maintained for the benefit of the Seller's employees at the Hospital who accept or will accept offers of employment with the Buyer to an employee benefit plan maintained by the Buyer to be effective upon the latter of the Employee Transition

Date (as defined hereafter) or receipt by the Seller of a favorable determination letter for the plan(s); provided, however, that nothing herein shall require the Buyer or any employee benefit plan maintained by the Buyer to accept a transfer from the Seller's plan(s), provided that Buyer shall not unreasonably refuse to accept such a transfer; (ii) will amend the Futura 401(k) Savings Plan and The Samaritan Foundation Retirement Income Plan and/or take such other acts necessary to fully vest those participants in such plans employed at the Hospital, effective as of their termination by Seller; (iii) will offer to those participants in The Samaritan Retirement Income Plan employed at the Hospital whose accrued benefit has a present value of less than $25,000 an immediate lump-sum distribution in accordance with the terms of the Samaritan retirement Income Plan; and (iv) will not effect, grant, pay or promise to grant or pay any increase in employee benefits or any Employee Benefit Plan nor amend any Employee Benefit Plan, except increases provided forin the existing Employee Benefit Plan documents or as otherwise provided herein or as required by the Internal Revenue Service pursuant to any application for a determination letter.

                  (h) not effect, grant or pay any increase in compensation to any employee or officer of Seller who is employed at the Hospital other than annual raises and bonuses to employees and officers consistent with those effected, granted or paid in prior years.

         5.3 Certain Changes. Seller will not, without the prior written consent of Buyer:

                  (a) sell or agree to sell any of the Assets except for the depletion of inventories sold or equipment disposed of in the ordinary course of the business of the Hospital; or

                  (b) engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a security interest in any portion of the Assets (except as provided in Section 5.3(a) above).

Seller agrees to consult with Buyer with respect to entering into, renewing or terminating any contract or lease relating to the Business. Seller may enter into, renew or terminate any such contract or lease without the prior written consent of Buyer, provided that Buyer shall not be required to assume any such contract or lease or the liabilities associated therewith unless Buyer shall consent in writing to such entering into, renewal or termination.

         5.4 Casualty. If any material part of the Hospital is damaged so as to be rendered unusable or destroyed prior to Closing, Buyer may elect to terminate this Agreement and all obligations of the parties hereunder. In the event the Assets are destroyed or damaged, but such destruction or damage does not entitle the Buyer or Buyer does not elect to terminate this Agreement, then Seller shall be entitled to all insurance proceeds paid or payable in respect of such damage or destruction and the Purchase Price payable by Buyer at the Closing shall be reduced by an amount equal to the greater of the insurance proceeds so received by Seller or the net book value of such damaged or destroyed Assets, as reflected upon the most recent regularly prepared financial statements of Hospital.

         5.5 Title Matters.

             With respect to each parcel of Real Property or Leased Real Property, the Seller will assist Buyer in any manner reasonably requested by Buyer in connection with Buyer's efforts to arrange to purchase at Closing from a title insurance company reasonably acceptable to Buyer an owner's policy of ALTA Extended coverage title insurance in the aggregate amount of $60,000,000, in which the title insurer shall have agreed to insure in Buyer good and marketable fee simple title to the Hospital subject to the Permitted Encumbrances, and the title insurer shall, in all cases, have removed the preprinted exceptions (the "Title Policy"). All exceptions and conditions in such title policy shall be, in all respects, reasonably satisfactory to Buyer, both as to form and substance. The cost of the title reports and title policies shall be borne equally by Seller and Buyer.

         5.6 Best Efforts to Close. Seller shall use its reasonable best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Seller shall notify Buyer as soon as practicable of any event or matter which comes to Seller's attention which may reasonably be expected to prevent the conditions to Seller's obligations being met.

         5.7 Final Cost Report. Seller shall furnish to Buyer a copy of Seller's final cost report filed on behalf of the Hospital in respect of the Medicare and AHCCCS programs, or any successor governmental program, reflecting consummation of the transactions contemplated hereby.

         5.8 Consents. Buyer and Seller will use their respective reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary in the reasonable opinion of Buyer, desirable for the purpose of (i) consummating the transactions contemplated hereby, or (ii) enabling the Buyer to continue to operate the Business in the ordinary course after the Closing. To the extent the parties are unable to obtain all such permits, approvals, authorizations and consents by the Closing Date, they will continue so to use their reasonable best efforts to do so as soon after the Closing Date as practicable.

         5.9 Insurance Ratings. The Seller shall take all action reasonably requested by Buyer to enable Buyer to succeed to the Workmen's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of the Seller with respect to the operation of the Hospital and other ratings for insurance or other purposes established by the Seller. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so. All expenses associated with complying with Buyer's requests shall be reimbursed to Seller by Buyer.

         5.10 Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained or referred to in this Agreement and shall use its reasonable best efforts to prevent or promptly remedy the same.

         5.11 Supplements to Schedules. From time to time prior to the Closing, Seller will promptly supplement or amend the Schedules prepared pursuant to
Article 3 hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules which has been rendered materially inaccurate thereby; provided, however, that upon delivery of any such supplement or amendment to the Schedules which discloses any matter, condition or circumstance which has or may have a material adverse effect upon the Assets, the Business or Buyer's rights hereunder, Buyer shall have the right to terminate this Agreement by notifying Seller of its election so to terminate within five (5) business days of Buyer's receipt of any such supplement or amendment; provided, further, however, in the event Buyer so notifies Seller of its election so to terminate this Agreement, Seller shall, upon providing within three (3) business days of its receipt of such election, give written notice to Buyer of its intent to attempt to do so, be entitled to thirty (30) days to cure any such matter, condition or circumstance so disclosed by such supplement or amendment. Furthermore, within five (5) business days of Buyer's receipt of any supplement or amendment to the Schedules, Buyer shall send Seller a notice informing Seller whether Buyer accepts or rejects such supplement or amendment. If Buyer accepts such supplement or amendment or fails to provide Seller's with the required notice, the Schedules shall be modified as contemplated by such supplement or amendment. If Buyer rejects any supplement or amendment to the Schedules, then for purposes of determining the rights of Seller Indemnified Parties pursuant to
Section 6.2 below, the Schedules shall be deemed to have been unaffected by any such supplement or amendment.

         5.12 Interim Operating Reporting. During the period from the date of this Agreement to the Closing, Seller shall cause its officers to confer on a frequent and regular basis with one or more representatives of Buyer to report operational matters in respect of the Hospital and the Business and to report the general status of on-going operations. Seller shall notify the Buyer in writing of any adverse change in the financial position or earnings of the Hospital or the Business after the date hereof and prior to the Closing and any unexpected emergency or other unanticipated change in the Business and of any governmental complaints, investigations or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other such matter and shall keep Buyer fully informed of such events and permit its representatives to participate in all discussions relating thereto.

         5.13 Tail Insurance. Seller will obtain "tail" insurance, in form and substance acceptable to the Buyer, to insure against professional liabilities of the Hospital or the Business relating to all periods prior to the Closing to convert such prior liability insurance into occurrence coverage, the cost thereof to be paid for by the Seller. The minimum coverage under such "tail" insurance shall be $75,000,000 per occurrence and $75,000,000 in the aggregate.

         5.14 Replacement Contracts. With respect to those contracts listed on Schedule 5.14 (the "Systems Contracts"), pursuant to which the Hospital, together with other facilities of Seller, receives goods or services, Seller shall use its reasonable best efforts to negotiate with the other party or parties to each such System Contract a separate replacement contract ("Replacement Contract") pursuant to which the Hospital will be entitled to continue to receive the benefits of such System Contract on terms and conditions no less favorable to the Buyer than those presently enjoyed by Seller in respect of the Hospital. To the extent Seller is unable to provide Buyer with any such Replacement Contract prior to Closing, Seller shall continue so to use its reasonable best efforts so to provide such Replacement Contract to Buyer as soon after the Closing as practicable.

         6.       INDEMNIFICATION.

         6.1 Indemnity by Buyer and Province. From and after Closing, Buyer and Province (collectively, the "Buyer Indemnifying Parties"), jointly and severally, shall indemnify, defend and hold harmless Seller and its officers, directors, employees and agents (collectively, "Buyer Indemnified Parties") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warranties, covenants or agreements made by Buyer or Province in this Agreement or the other agreements contemplated hereby;

                           (ii) any liability imposed on Seller to the extent
                  such liability has been expressly assumed by Buyer or Province pursuant to this Agreement or the Assignment and Undertaking Agreement; and

                           (iii) any liability, including without limitation
                  professional malpractice or general liability claims, arising solely out of the operation of the Business after the Closing which is imposed on Seller.

         To be entitled to such indemnification, the Buyer Indemnified Party shall give Buyer Indemnifying Parties prompt written notice of any breach or of the assertion by a third party of any claim with respect to which the Buyer Indemnified Party may bring a claim for indemnification hereunder, and in all events must have supplied such notice to Buyer Indemnifying Parties within the period for the defense of such claims by Buyer. Subject to the following sentence, Buyer Indemnifying Parties shall have the right, at their own expense, to defend and litigate any such third party claim and such Buyer Indemnified Party shall cooperate in good faith with Buyer Indemnifying Parties to permit Buyer Indemnifying Parties to do so. The Buyer Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Buyer Indemnifying Party if the Buyer Indemnifying Party has assumed the defense of the action with counsel reasonably satisfactory to the Buyer Indemnified Party; provided that the fees and expenses of such counsel shall be at the expense of the Buyer Indemnifying Party if (a) the employment of such counsel has been specifically authorized in writing by the Buyer Indemnifying Party or (b) the Buyer Indemnifying Party shall have been advised by such counsel that there are one or more legal defenses available to the Buyer Indemnifying Party in conflict with any legal defenses which may be available to the Buyer Indemnified Party (in which case the Buyer Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Buyer Indemnified Party), it being understood, however, that the Buyer Indemnifying Party shall not in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Buyer Indemnified Party and controlling persons and affiliates thereof, which firm shall be designated in writing by the Buyer Indemnifying Party. Should such Buyer Indemnified Party settle or compromise any claim or matter for which an indemnity would be payable by a Buyer Indemnifying Party hereunder without the prior written consent of such Buyer Indemnifying Party, Buyer Indemnifying Parties shall be relieved of any liability hereunder to such Buyer Indemnified Party with respect to such claim or matter.

         In addition to the foregoing, if any third party payor deducts any amount from payments due such a Buyer Indemnified Party in respect of claims against or amounts owed by any Buyer Indemnifying Parties, they will promptly reimburse such Buyer Indemnified Party for the amounts so deducted with five (5) days after written demand therefor by such Buyer Indemnified Party. Upon making such reimbursement, the Buyer Indemnified Parties shall be subrogated to any rights the Buyer Indemnified Parties may have against such third party payor. Each Buyer Indemnified Party agrees to give prompt notice to the Buyer Indemnifying Parties of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, such Buyer Indemnified Party would be entitled to reimbursement by the Buyer Indemnifying Parties hereunder and will cooperate in good faith, at no out-of-pocket cost to such Buyer Indemnified Party, with the Buyer Indemnifying Parties to permit the Buyer Indemnifying Parties to mitigate the amount of any such claim by any such third party payor.

         6.2 Indemnity by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and Province and their respective officers, directors, employees, shareholders, agents and affiliates (collectively, the "Seller Indemnified Parties") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warranties, covenants or agreements made by Seller in this Agreement or the other agreements contemplated hereby;

                           (ii) any liability of Seller or liability, including
                  without limitation professional malpractice or general liability claims, arising out of the operation of the Business prior to the Closing which is imposed on Buyer or Province, except to the extent such liability has been expressly assumed by Buyer pursuant to this Agreement or the Assignment and Undertaking Agreement;

                           (iii) any violation of or liability under
                  Environmental Laws that is related to Seller's or, to the extent heretofore assumed by Seller, any previous owner's or operator's management, use, control, ownership or operation of the Assets or the Business; and

                           (iv) any liability arising from the design,
                  operation, maintenance, or termination of any Employee Plan, including without intending any limitation, any liability relating to any plan subject to Title IV of ERISA and any plan or program for retiree medical insurance or benefits maintained by the Seller for the employees of the Hospital or in connection with the Business regardless of the date of termination or retirement of such employee.

         To be entitled to such indemnification, a Seller Indemnified Party shall give Seller prompt written notice of any breach or the assertion by a third party of any claim with respect to which a Seller Indemnified Party may bring a claim for indemnification hereunder, and in all events must have supplied such notice to Seller within the applicable period for defense of such claims by Seller. Seller shall have the right, at its own expense, and at its option, to contest any such third party claim and such Seller Indemnified Party shall cooperate in good faith with Seller to permit Seller to do so. The Seller Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Seller if the Seller has assumed the defense of the action with counsel reasonably satisfactory to the Seller Indemnified Party; provided that the fees and expenses of such counsel shall be at the expense of the Seller if (a) the employment of such counsel has been specifically authorized in writing by the Seller or (b) the Seller shall have been advised by such counsel that there are one or more legal defenses available to Seller in conflict with any legal defenses which may be available to the Seller Indemnified Party (in which case the

Seller shall not have the right to assume the defense of such action on behalf of such Seller Indemnified Party), it being understood, however, that Seller shall not in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Seller Indemnified Party and controlling persons and affiliates thereof, which firm shall be designated in writing by Seller. Should such Seller Indemnified Party settle or compromise any claim or matter for which an indemnity may be payable by Seller hereunder without the prior written consent of Seller, Seller shall be relieved of any liability hereunder with respect to such claim or matter. Any indemnity in respect of the representations and warranties provided for in
Section 3.7 shall be net of any recovery received, or which Buyer subsequently receives, under the title insurance policy provided by Seller hereunder arising out of or in respect of the matter which is the subject of the indemnity claim. Buyer shall diligently seek by appropriate procedures any recovery to which it is entitled under the aforesaid title insurance policy and, if Buyer has previously received from Seller a payment for an indemnity claim hereunder in respect thereof, Buyer shall promptly pay over to Seller all such recoveries received under such title insurance policy up to the amount of the payment made by Seller. If any recovery under such title insurance policy is paid over to Seller or netted against the indemnity obligations of Seller legally owing hereunder and such recovery is subsequently required to be returned to such title insurance company by reason of any reservation of rights required in connection with the receipt thereof by Buyer, Seller shall promptly pay to Buyer cash in the amount of such recovery so credited against its indemnity obligations hereunder or otherwise received by Seller in cash.

         In addition to the foregoing if any third party payor deducts any amount from payments due a Seller Indemnified Party in respect of claims against or amounts owed by Seller, Seller will promptly reimburse such Seller Indemnified Party for the amounts so deducted within five (5) days after written demand therefor by such Seller Indemnified Party. Upon making such reimbursement, the Seller Indemnifying Parties shall be subrogated to any rights the Seller Indemnified Parties may have against such third party payor. Each Seller Indemnified Party agrees to give prompt notice to Seller of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, such Seller Indemnified Party would be entitled to reimbursement by Seller hereunder and will cooperate in good faith, at no out-of-pocket cost to such Seller Indemnified Party, with Seller to permit Seller to mitigate the amount of any such claim by any such third party payor.

         6.3 Survival Claims Period. No claim for indemnification may be asserted hereunder unless the party seeking indemnification gives the other party or parties notice of such claim before the end of the applicable Survival Period (as hereinafter defined); provided that where notice of such claim has been timely given, such claim shall survive the expiration of the Survival Period.

         6.4 Amount Precedent to Any Indemnification Claim. Neither the Seller Indemnified Parties nor the Buyer Indemnified Parties shall be entitled to be paid any claim for indemnification with respect to any matter unless:

                  (a) the amount of the Claim arising out of such matter is in excess of $25,000 in any one instance; or

                  (b) the aggregate amount of all claims being made by such Seller Indemnified Parties (together with all such claims previously made by such Parties, other than Claims made pursuant to (a) above) or by such Buyer Indemnified Parties (together with all such claims previously made by such Parties, other than Claims made pursuant to (a) above), as the case may be, exceeds $100,000.

         Notwithstanding the foregoing, any Claims having their bases in the following shall not be subject to the thresholds established by this section:
(i) breach of the representations and warranties contained in Sections 3.7 (but only in respect of representations and warranties regarding title to the Assets), 3.15, 3.16 and 3.17, (ii) breach of the representations and warranties concerning licenses and permits contained in Section 3.14, (iii) fraud or intentional misrepresentation, (iv) litigation or potential litigation listed on
Schedule 3.9, (v) breach by Buyer of its obligation to pay the Purchase Price hereunder, (vi) breach by Buyer or Seller of their respective obligations to pay any adjustments to the Purchase Price or prorations as required pursuant to this Agreement or (vii) any Claim made pursuant to Section 6.1(ii).

         7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

         7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct, in all material respects, when made and on and as of the Closing Date, as though such representations and warranties had been made on and as of such Closing Date;
and the covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed, in all material respects.

         7.2 Opinion of Seller's Counsel. Buyer shall have received an opinion from Lewis and Roca, LLP, counsel to Seller , dated as of the Closing Date and addressed to the Buyer and Province, to the effect that: (i) Seller is a validly existing not-for-profit corporation under the laws of the State of Arizona; (ii) Seller has full corporate power and authority to make, execute, deliver and perform this Agreement, and all corporate and other proceedings required to be taken by Seller to authorize the execution and performance of this Agreement, and to sell, convey, assign, transfer and deliver the Assets as herein contemplated have been duly taken; (iii) this Agreement and all deeds, assignments and other instruments of conveyance and transfer delivered hereunder constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy and other similar laws affecting creditors' rights and debtors' relief generally and subject to general principles of equity; (iv) except as set forth or referred to on Schedule 3.2, neither the execution and delivery of this Agreement, nor the consummation of the asset sale transaction herein contemplated, conflicts with, or results in a breach of Seller's Charter or any material agreement or instrument known to Seller's counsel, to which Seller is a party or by which Seller or the Assets are bound; and (v) the matters set forth on Exhibit 7.2. Such opinion may state that such counsel is not admitted to practice in any state other than the State of Arizona and such opinion may be limited to the laws of the State of Arizona and the federal laws of the United States.

         7.3 Pre-Closing Confirmations. Buyer or Province shall have obtained documentation or other evidence confirming the following:

             (a) confirmation and effective transfer or reissuance of the appropriate licensure of the Hospital if and to the extent required by the State of Arizona for continued operation after Closing; and

             (b) confirmation of Medicare, MediCal and ACCCHS certification of the Hospital if and to the extent required for its continued operation after Closing.

         7.4 Action/Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Seller or Buyer which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale.

         7.5 Schedules. Buyer shall have been furnished with Schedules required to be revised pursuant to Section 5.11 which shall be updated to the most recent practicable date prior to Closing to the extent of any changes therein and Buyer shall not have expressed reasonable objection to Seller in writing with respect thereto.

         7.6 Consents; Licenses. All notices to, and consents, authorizations, approvals and waivers from, third parties required for Seller to consummate the transactions contemplated hereby or required in connection with Seller's assignment and Buyer's assumption of any Assumed Contract or Assumed Lease listed on Schedule 7.6(a) shall have been made and obtained, and the Replacement Contracts listed on Schedule 7.6(b) shall have been executed and delivered by all parties thereto other than Buyer. Buyer shall have reason to believe that the Arizona Department of Health Services shall issue to Buyer promptly after the Closing a license to operate the Hospital and all presently authorized supplemental and special services shall be so authorized for Buyer on and after Closing.

         7.7 Proceedings and Documents Satisfactory. Buyer shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the purchase of the Assets set forth herein and all certificates and documents delivered to Buyer pursuant to this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith.

         7.8 Warranty Deed; Title Insurance Policy; Survey. Buyer shall have been furnished with a general warranty deed or deeds to the Real Property in its name conveying good and marketable fee simple title to such Real Property to Buyer subject only to Permitted Encumbrances. Buyer shall have received an owner's title insurance commitment in conformity with the provisions of Section
5.5 (and shall as promptly as practicable after Closing be furnished the title insurance policy conforming to such binder as down dated to and revised as of the Closing Date). The "as built" survey of the Real Property prepared by Territorial Engineers, Inc. (the "Surveyor"), and dated April 17, 1998, shall have been modified by the Surveyor as previously requested by Buyer.

         7.9 Delivery of Certain Documents. At the Closing, the Seller shall have delivered to Buyer all documents, agreements and instruments contemplated by Section 2.2.

         7.10 Environmental Survey. Buyer shall have determined, in its sole discretion, that any potential environmental liabilities relating to the Assets or the Business are acceptable to Buyer.

         7.11 Adverse Changes. There shall not have occurred after March 31, 1998, any change in or effect on the Business that is, or with reasonable certainty might be, materially adverse to its business, prospects, operations, properties, assets, liabilities or condition (financial or otherwise) of the Hospital.

         7.12 Certificate of Non-Foreign Status. Seller shall have duly executed and delivered to Buyer a Certificate of Non-Foreign Status in the form attached hereto as Exhibit 7.12.

         8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

         8.1 Representations/Warranties. The representations and warranties of Buyer and Province contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; the covenants and conditions of this Agreement to be complied with or performed by Buyer or Province on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

         8.2 Opinion of Buyer's Counsel. Seller shall have received from Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to Buyer and Province, an opinion dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to Seller to the effect that: (i) Buyer is a corporation validly existing and in good standing under the laws of the State of Arizona; (ii) Province is a corporation validly existing and in good standing under the laws of the State of Delaware; (iii) the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action by both Buyer and Province; (iv) Buyer and Province have full corporate power and authority to make, execute, deliver and perform this Agreement, and all corporate and other proceedings required to be taken by Buyer and Province to authorize the execution and performance of this Agreement as herein contemplated have been duly and properly taken; (v) this Agreement constitutes the valid and binding obligation of Buyer and Province, enforceable against each in accordance with its terms, subject to bankruptcy and other similar laws affecting creditors' rights or debtors' relief generally and subject to general principles of equity; and (vi) neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance and fulfillment of the terms and conditions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under (a) Buyer's Articles of Incorporation or the Bylaws of Buyer or any agreement or instrument known to Buyer's counsel to which Buyer is a party or by which Buyer is bound or affected or (b) Province's Certificate of Incorporation or the Bylaws of Province or any agreement or instrument known to Province's counsel to which Province is a party or by which Province is bound or affiliated. Buyer's and Province's counsel's opinion may state that such counsel is not admitted to practice in any state other than the State of Tennessee, may be limited to the laws of the State of Tennessee, the Arizona Business Corporation Act, the Delaware General Corporation Law, and the federal laws of the United States, and, to the extent the law of any other jurisdiction is applicable to such opinion, such counsel may assume that such law is identical to that of the State of Tennessee.

         8.3 Action; Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Buyer or Seller which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale.

         8.4 Proceedings and Documents Satisfactory. Seller shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the purchase of the Assets set forth herein and all certificates and documents delivered to Seller pursuant to this Agreement shall be reasonably satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

         8.5 Delivery of Certain Documents. At the Closing, the Buyer shall have delivered to Seller all documents, agreements and instruments contemplated by
Section 2.3.

         9. PARTICULAR COVENANTS OF BUYER AND SELLER.

         9.1 Best Efforts to Close. Buyer shall use its reasonable best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Buyer shall notify Seller as soon as practicable of any event or matter which may reasonably be expected to prevent the conditions to Buyer's obligations being met.

9.2 Employees.

             (a) Provided that Seller shall have delivered to Buyer a list of Seller's employees at the Hospital and their respective salaries, benefits and job descriptions not less than ten (10) days prior to the expiration of the Employee Leasing Agreement (the "Employee Transition Date"), Buyer shall offer at-will employment to all employees of Seller employed at the Hospital at the Employee Transition Date except as otherwise set forth on Schedule 9.2 hereto and as otherwise provided hereinbelow. Such offers shall be for positions and at compensation comparable, excluding employee benefits, to that enjoyed by such employees immediately prior to Closing. Notwithstanding the foregoing, Buyer does not commit to and does not guarantee the continued employment of any individual for any period following the Employee Transition Date and the Buyer hereby acknowledges that either it or any such employee may terminate the employment relationship for any or no reason at any time after the Employee Transition Date. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer with respect to employees or to create or grant to any such employees third party beneficiary rights or claims or causes of action of any kind or nature.

             (b) Employees who accept such offers will (i) be credited with their seniority with Seller and such seniority will be applied to Buyer's employee benefit plans consistent with the terms of such plans and to the extent legally permissible, (ii) be entitled to "first day" coverage under Buyer's health insurance plan, and (iii) with respect to the Buyer's health insurance plan, not be subject to exclusion from such coverage for pre-existing conditions. Notwithstanding the foregoing, in all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans, the rights and benefits of such employees shall be governed solely by the terms of the plans as provided in the plans. Nothing in this Agreement shall (x) be deemed to amend or modify any such plan, or (y) require Buyer to maintain such plans, or (z) prohibit Buyer from terminating, amending or modifying such plans as Buyer, in its sole discretion, may deem advisable.

              (c) Notwithstanding anything herein to the contrary, Buyer shall have no obligation to make such offers to employees who are not actively working as of the Employee Transition Date; unless any such employee who is not actively working as of the Employee Transition Date is absent from work as a result of a previously approved leave of absence or is then receiving benefits under Seller's short-term disability plan, provided, however, with respect to the employees receiving benefits under Seller's short-term disability plan, that such offers shall be effective upon release by his or her physician to return to work. With respect to (i) any employee of Seller to whom Buyer does not offer employment, (ii) any employee who does not accept Buyer's offer of employment, or (iii) any employee who may accept such offer, but fails to perform any services for Buyer (all such employees are herein referred to as "Non-Offerees"), Seller shall assume the obligation for providing COBRA notices and continuation coverage under Code section 4980B and ERISA section 601 and shall offer such Non-Offerees COBRA continuation coverage under its group health, dental or other medical plans to the full extent required by the Code and ERISA. Further, Seller agrees to indemnify and hold Buyer and its group health plan harmless in the event (i) Buyer or its group health plan shall be liable for any COBRA continuation coverage for any of the Non-Offerees or (ii) Buyer or its group health plan shall be liable for any claim or liability with respect to COBRA continuation coverage relating to the Non-Offerees.

         9.3 Use of Tradenames. Seller hereby grants Buyer a non-transferable license to use the name "Havasu Samaritan Regional Hospital" in connection with the Business with respect to advertisements, signs, and other matters which comprise a portion of the Assets for a period of time equal to that which is reasonably necessary for Buyer to change such name to a different name selected by Buyer, provided that such period of time shall not exceed six (6) months.

         9.4 Executive Retention Agreements. Seller hereby covenants and agrees to reimburse Buyer and Province for any and all payments made by Buyer or Province pursuant to the executive retention agreements described in Schedule 1.1(e) assumed by Buyer. All such reimbursment shall be made within three (3) business days of Seller's receipt of written notice from Buyer or Province of any such payments.

         10.  TERMINATION.

         10.1 Optional Termination. This Agreement may be terminated at any time prior to the Closing as follows:

              (a)      by the mutual agreement of Buyer and Seller;

              (b)      by Buyer in accordance with the provisions of Sections
5.4 or 5.11;

              (c) by Buyer or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

              (d) in the event either Seller or Buyer commits a material breach of any of the terms hereof, by the non-breaching party; and

              (e) by Buyer or Seller if the Closing has not occurred before June 1, 1998.

         10.2 Notice of Abandonment. In the event of any termination pursuant to
Section 10.1, written notice shall forthwith be given to the other party hereto except with respect to a termination pursuant to Section 10.1(a).

         10.3 Effect of Termination. Except for the obligations contained in Sections 11.9 and 11.11 hereof, upon the due termination of this Agreement pursuant to Section 10.1(a), (b), (c) or (e), this Agreement shall forthwith become null and void, and neither party hereto nor any of its officers, directors, trustees, members or shareholders shall have liability hereunder; provided, however, that in no event shall a party hereto be released from liability for damages under this Agreement or otherwise in the event such party's material breach resulted in the failure to close by any such termination date and such breaching party was not otherwise excused from its obligation so to close under this Agreement.

         11.  GENERAL.

         11.1 Exhibits, Schedules and Other Instruments. Each Exhibit, Certificate and Schedule, if any, to this Agreement shall be considered a part hereof as if set forth herein in full. Each Schedule hereto shall be updated by Seller as of Closing.

         11.2 Pre-Closing Access. In addition to Seller's covenants in Section 5.1, Seller shall give Buyer, its accountants, its counsel, and other representatives reasonable access to the premises, books and records, and offices of the Hospital, and make such information in respect thereof as Buyer may reasonably request available to Buyer, as may be necessary for Buyer to examine the Assets being acquired. No such inspection by Buyer shall interfere with Seller's conduct of business in the ordinary course.

         11.3 Terminating Cost Report. Seller agrees to file a terminating cost report in connection with third party receivables with applicable agencies within forty-five (45) days following the Closing.

         11.4 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

         11.5 Consents, Approvals and Discretion. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

         11.6 Choice of Law. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA.

         11.7 Benefit/Assignment. Subject to the provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party.

         11.8 Brokerage. Seller on one hand and Province and Buyer on the other hand agree to indemnify the other from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party. With the exception of Buyer's obligation to PaineWebber, each party represents to every other party hereto that it has not retained any broker in connection herewith.

         11.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller will pay any and all transfer taxes and recording fees resulting from the consummation of the transactions contemplated hereby, the cost of the Environmental Report, Tail Insurance and the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Seller and Buyer shall each pay fifty percent (50%) of the cost of the title insurance policy and the "as-built" survey contemplated by Sections 5.5 and 7.8 hereof; and (ii) Buyer shall pay for the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto, including (with the exception of the Environmental Report) the expense of inspecting the Assets.

         11.10 Non-Competition. Without Buyer's consent, neither Seller nor any affiliate of Seller, shall for a period of five (5) years after the Closing Date, directly or indirectly, (i) engage in the construction or operation of any hospital or healthcare facility which provides services similar to the services provided by the Hospital as of the Closing Date or (ii) acquire, lease or own, be a member or a shareholder of or otherwise exercise management control over a hospital or any other healthcare facility which provides services similar to the services provided by the Hospital as of the Closing Date within a fifty (50) mile radius of the Hospital (the "Restricted

Area"); provided, however, Seller, or any affiliate of Seller (within the meaning of Rule 12b-2(f) promulgated under the Securities Exchange Act of 1934), may own stock in any publicly held corporation listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds five percent (5%) of the total outstanding stock of such corporation. Seller further agrees that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction as shall be enforceable shall be severable therefrom and be enforced in its place, and the remaining restrictions contained herein shall be enforceable independently of each other. The foregoing provisions shall not be construed to prohibit any of Seller's activities or operations with respect to (a) the insurance, AHCCCS and third party administrator businesses being conducted as of the date hereof by HealthPartners of Arizona, Inc., an Arizona corporation, or any subsidiary thereof, (b) the medical equipment maintenance business being conducted as of the date hereof by Seller d/b/a "Entech, or (c) the behavioral health business, including employee assistance programs, being conducted as of the date hereof by Seller d/b/a "CONTACT", but only to the extent of its current operations as previously disclosed in writing by Seller to Buyer.

         11.11 Confidentiality. It is understood by the parties that the information concerning Seller, obtained directly or indirectly, from Seller in connection with transactions contemplated by this Agreement ("Confidential Information"), and the documents and instruments delivered to, Buyer or the shareholder, affiliates, officers, employees or agents of Buyer (collectively, "Buyer's Agents") are of a confidential and proprietary nature. Buyer agrees that it will and will use its reasonable best efforts to cause Buyer's Agents to maintain the confidentiality of all such information, documents or instruments acquired by or delivered to Buyer and Buyer's Agents in connection with the transactions contemplated by this Agreement, the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only to disclose such information, documents and instruments to such duly authorized persons as are necessary to effect the transactions contemplated hereby. Buyer further agrees that if the transactions contemplated hereby are not consummated, Buyer and Buyer's Agents will return all documents and instruments acquired from Seller or its affiliates and all copies thereof in their possession to Seller, and Buyer will not use, and will not knowingly permit others to use, any such Confidential Information in any way to compete with the Seller or Seller's respective affiliates, successors or assigns or in a manner which would be detrimental to the business, financial affairs or reputations of the Seller or Seller's respective officers and affiliates, successors and assigns. Buyer for itself and Buyer's Agents recognizes that any breach of this Section would result in irreparable harm to Seller and Seller's respective officers and affiliates and that therefore either Seller, or any of Seller's respective officers and affiliates shall be entitled to an injunction to prohibit any such breach by Buyer and Buyer's Agents in addition to all of their other legal and equitable remedies. Nothing in this Section shall prohibit the use of such Confidential Information, documents or information for such governmental filings as are required by law or governmental regulations or the disclosure of such confidential information if such disclosure is compelled by judicial or administrative process or, in the opinion of Buyer's counsel, other requirements of law. For purposes hereof, Confidential Information shall not include information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Buyer to be under an obligation to Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Buyer's or Province's possession prior to the disclosure thereof to Buyer in connection herewith or the transactions contemplated hereby.

         11.12 Waiver. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

         11.13 Tax Allocation. The allocation of the Purchase Price for tax purposes shall be made by the parties hereto in accordance with Schedule 11.13 and shall be set forth in a statement prepared in accordance with Section 1060 of the Code, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594 and Schedule 11.13. Buyer and Seller shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as required by applicable law.

         11.14 Interpretation. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached Exhibits and Schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided. All references herein to the "knowledge" or "best knowledge" of Seller shall refer to the actual knowledge, after due inquiry, of the persons set forth in Schedule 11.14.

         11.15 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

                  Seller:

                               Samaritan Health System
                               1441 North 12th Street
                               Phoenix, Arizona 85002-5489
                               Attention:  President

                  With a copy to:

                               Lewis and Roca, LLP
                               40 North Central Avenue
                               Phoenix, Arizona 85004-4429
                               Attention:  Scott DeWald, Esq.

                  Buyer and/or
                  Province:

                               Province Healthcare Company
                               105 Westwood Place, Suite 400
                               Brentwood, Tennessee 37027
                               Attention:  General Counsel

                  With a copy to:

                               Waller Lansden Dortch & Davis, A Professional Limited Liability Company Nashville City Center 511 Union Street, Suite 2100 Nashville, Tennessee 37219-1760 Attention: George W. Bishop III, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

         11.16 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable. Notwithstanding the foregoing, this Agreement shall not be modified pursuant to this Section 11.16 in any manner which would deprive any party hereto of any of the material benefits hereof.

         11.17 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         11.18 Divisions and Headings. The divisions of this Agreement into Sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

         11.19 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

         11.20 Survival. All statements made by the parties hereto herein or in the Schedules or in any other financial statement, document, instrument, certificate, Exhibit or list delivered to each other hereunder by or on behalf of parties hereto shall be deemed representations and warranties of the parties hereto regardless of any investigation made by or on behalf of Buyer. Furthermore, the representations, warranties, covenants and agreements made by the parties herein shall survive the Closing but shall expire on the third anniversary of the Closing Date, except (i) with respect to the representations, warranties and covenants set forth in Sections 3.7 (but only in respect of representations and warranties regarding title to the Assets), 3.15, 3.16, 3.17 and 3.19, and the indemnities with respect thereto, which shall survive for the applicable statute of limitations periods; and (ii) with respect to the condition of tangible property, plant and equipment purchased hereunder, which shall expire on the second anniversary of the Closing Date (collectively, the "Survival Period"). Notwithstanding the foregoing, this Section 11.20 shall not provide third parties any benefit or longer period of time in which to assert a claim beyond that which is provided by the relevant statute of limitations.

         11.21 Board of Trustees. Following Closing, the Hospital will have a Board of Trustees comprised of no less than seven (7) members who will be selected from community leadership and the Hospital's medical staff. The Board of Trustees will be responsible for reviewing quality and utilization management programs, recommending capital and operating budgets, seeking community input for new services and technology, developing and recommending community health status projects, monitoring JCAHO activities and all the specific aspects of a hospital board's role as defined by the JCAHO.

         11.22 Misdirected Payments, etc. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any Governmental Reimbursement Program or other third-party payor that payments to Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing Date and Buyer shall be responsible for repayment of said moneys (or defense of such actions) if such overpayment determined was for services rendered after the Closing Date. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor, including any Governmental Reimbursement Program, due to Buyer relating to amounts owing under any such programs by Seller or any affiliate of Seller, Seller shall upon written demand from Buyer within five (5) days pay to Buyer the amounts so billed or offset.

         11.23 Entire Agreement/Amendment. This Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

         11.24 Counterparts. This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         11.25 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Seller through the time of Closing and by the Buyer thereafter.

         11.26 Press Releases. Except as otherwise required by law, any release to the public of information concerning this Agreement or the transactions contemplated hereby will be made only in the form and manner approved by the parties hereto. Each party shall furnish the other with drafts of all such releases prior to their publication or dissemination.

         11.27 Future Relationships. Buyer and Seller acknowledge the longstanding relationship between the Hospital and its medical staff, and Seller's Phoenix-area facilities and their respective medical staffs. Buyer and Seller agree to cooperate in good faith to maintain and enhance such relationships on a non-exclusive basis. In addition, Buyer and Seller, respectively, agree that neither will discourage or otherwise seek to impede physicians or other professional personnel from referring patients to Seller's Phoenix-area facilities or the Hospital, respectively; provided, however, that nothing herein shall be deemed to preclude Buyer or Seller from entering into contracts with third party payors which require or otherwise encourage the transfer of patients to facilities other than the Seller's facilities or the Hospital, respectively. Notwithstanding the foregoing provisions, Seller and Buyer acknowledge and agree that the Purchase Price represents a fair market price for the Hospital and the Business irrespective of the value or volume of any future business or referrals between Buyer and Seller or their respective facilities or medical staffs.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers and their corporate seals duly affixed hereto, all as of the day and year first above written.

                                     BUYER:
                                     PHC-LAKE HAVASU, INC.

                                     /s/ CHRISTINE CRAFT
                                     ------------------------------------------
                                     By: Christine Craft
                                        ---------------------------------------
                                     Title: Vice President
                                            -----------------------------------
                                     SELLER:

                                     SAMARITAN HEALTH SYSTEM
                                     /s/ DAVID A. LANTTO
                                     ------------------------------------------
                                     By: David A. Lantto
                                        ---------------------------------------
                                     Title: Senior Vice President and CFO
                                           ------------------------------------

Province is executing this Purchase Agreement solely for the purpose of agreeing to be bound by the provisions of Sections 1.3, 1.4, 4.1, 4.2, 6.1 and 11.8 hereof.

                                     PROVINCE HEALTHCARE COMPANY

                                     /s/ HOWARD T. WALL
                                     ------------------------------------------
                                     By: Howard T. Wall
                                        ---------------------------------------
                                     Title: Senior Vice President & Secretary
                                           ------------------------------------